Exhibit 99.1

Pharmacyclics® Appoints Joshua T. Brumm Executive Vice President of Finance

SUNNYVALE, Calif., Aug. 14, 2012 -- Pharmacyclics, Inc. (Nasdaq: PCYC) today announced the appointment of Joshua T. Brumm as its Executive Vice President of Finance. Mr. Brumm will have global responsibility for corporate finance, accounting, investor relations and IT.

Bob Duggan, CEO of Pharmacyclics stated, "We are very pleased to have Josh join our company. He brings with him a passion and energy that will continue to strengthen our management team as we prepare to become a commercial company.  He has significant expertise in corporate finance, corporate governance, and compliance and we look forward to the leadership he brings to the finance and executive management team."

Mr. Brumm was most recently Chief Financial Officer and Senior Vice President for ZELTIQ Aesthetics, Inc. having global responsibility for Finance, IT and Administration. Mr. Brumm also served ZELTIQ as Vice President, Corporate Development and Investor Relations, helping take the company public in October of 2011, as well as Senior Managing Director of International Sales launching the company’s first commercial product in all markets outside of the United States and Canada. Prior to joining ZELTIQ, Mr. Brumm served as Director of Finance at Proteolix, Inc. (acquired by Onyx Pharmaceuticals), a private biotechnology company focused on the development of therapeutics targeting certain cancers, including Multiple Myeloma, and immunological conditions. Prior to joining Proteolix, Mr. Brumm held the position of Investment Banking Associate as a member of the West Coast Healthcare Team at Citigroup Global Markets, Inc. As an entrepreneur, Mr. Brumm founded Nu-Ag Distributing, LLC, an agricultural sales and consulting company specializing in cotton and grain production. He also served Nu-Ag Distributing as the company’s Chief Executive Officer until its sale in June of 2007. Mr. Brumm started his career at Morgan Stanley as an Investment Banking Analyst for the West Coast Healthcare Team.  Mr. Brumm holds a B.A. in Business Administration, summa cum laude, from the University of Notre Dame.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our corporate mission statement reads as follows: To build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious medical healthcare needs. To identify promising product candidates based on exceptional scientific development expertise, develop our products in a rapid, cost-efficient manner and to pursue commercialization and/or development partners when and where appropriate. We exist to make a difference for the better and these are important times to do that.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. The Company is committed to high standards of ethics, scientific rigor, and operational efficiency as it moves each of these programs towards potential commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

CONTACT: Josh Brumm, Executive Vice President of Finance, 408-215-3311